HF FOODS GROUP INC

19317 – 19319 ARENTH AVENUE, CITY OF

July 28, 2021

Christine Chang
104 Basque Coast Street
Las Vegas, Nevada. 89138

Re: Offer of Employment –General Counsel and Chief Compliance Officer

Dear Christine:

HF Foods Group, Inc. (Hereinafter "the Company") is pleased to extend an offer of employment to you for the position described below and based upon the terms outlined. Please take the time necessary to read this offer of employment in its entirety and contact me with any questions concerning its contents.

Title and Start Date
Your employment as *General Counsel and Chief Compliance Officer* with the Company will commence on September 8, 2021.

Work Location and Reporting
Your work site is located at the Company offices in Las Vegas, Nevada (subject to completion). While the Las Vegas office will generally be your worksite, you may work from time to time from your home with approval of your supervisors. You will report directly to Peter Zhang, Chief Executive Officer, and Russell Libby, Chairman of the Board.

Classification of Employment
Your employment classification is defined as Salary and Exempt from overtime.

Signing Bonus
You will be eligible for a signing bonus of $40,000, payable with your first paycheck in accordance with the company's payroll procedures.

Compensation
You will be compensated at the annual salary rate of $250,000, payable in regular bi-weekly installments less applicable payroll deductions and statutory withholdings permissible under federal and state law. Your base salary will be reviewed on an annual basis. You will be eligible for an annual target bonus equal to 75% of your base salary. You will receive a pro-rated bonus for 2021, which will be guaranteed and paid in the first quarter of 2022. You also will be eligible for equity grants in the form of Restricted Stock Units (RSUs) and Performance Stock Units (PSUs), subject to annual Compensation Committee approval. For 2021, you will receive RSUs equal to the value of 50% of your base salary, and PSUs equal to the value of 50% of your base salary.

Severance
You will be eligible for the "C-Suite" severance benefits in the HF Foods Group Severance Plan, to be adopted by the Board of Directors. Those benefits include payment of 1x base salary for termination without cause, or termination for good reason, and 2x base salary for a termination by the Company or the acquiring party in conjunction with a change in control. Details on the benefits and restrictions are set forth in the Plan, a copy of which will be provided to you.

Benefit Eligibility Period
Information pertaining to benefit options and eligibility provisions, such as health insurance and 401(k)

enrollment, will be provided upon hiring. The Company will reimburse you for any COBRA payments you make to retain your current healthcare coverage until you are eligible to join the Company's healthcare coverage.

Company Policies and Procedures
We will provide you with the Company Employee Handbook at your orientation. You are required to review the Employee Handbook in its entirety and sign the acknowledgment. We ask that you abide by the policies and procedures set forth in this Handbook, bringing any questions or comments to the attention of either your supervisor or a Human Resources Representative.

Expenses
The Company will promptly reimburse you for any expenses incurred in connection with the performance of your job duties, and in addition the Company will reimburse you for expenses related to the maintenance of your bar membership, including without limitation continuing legal education requirements and state bar dues.

Employment Contingencies
Your offer of employment by the Company is contingent upon receiving the following documentation:

- Signed offer letter.
- Signed Acknowledgement that you have reviewed the Employee Handbook within three (3) days of your date of hire.
- Submitting documentation within three (3) days of your date of hire, to satisfy U.S. employment eligibility requirements in accordance with federal law.

Employment Relationship
Your employment with the Company is defined as "at-will". Both you and the Company may decide to terminate the employment relationship at any time, for any reason or no reason, with or without cause or prior notice from either, you or the Company.

Expiration of Offer
If this offer of employment is not accepted by you on or before the end of business on July 30, 2021, it will be subject to revocation by the Company.

If you understand and agree to the terms set forth in this offer of employment, please sign both copies where indicated and return one (1) original letter to me. Please retain one (1) original copy of this offer letter for your files.

Please contact me should you have any questions. We are excited and look forward to having you on our team.

I HAVE READ THE ABOVE TERMS OF THIS OFFER OF EMPLOYMENT AND I FULLY UNDERSTAND, ACCEPT AND AGREE TO THEM.

Christine Chang
Print Full Name

7/29/21
Date

[signature]
Signature

Sincerely,

Russell Libby
Chairman of the Board